JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date set forth below.

ROBERT BOSCH GMBH

Date: February 14, 2024 By:  /s/ Wayne Zhang, Attorney in Fact
Name: Stefan Hartung
Title: Chief Executive Officer

ROBERT BOSCH INDUSTRIETREUHAND KG

Date: February 14, 2024 By:  /s/ Wayne Zhang, Attorney in Fact
Name: Stefan Asenkerschbaumer
Title: General Partner